Hale and Dorr
                             Counsellors at Law
               60 State Street, Boston, Massachusetts 02109
                  617-526-6000 [bullet] FAX 617-526-5000



                                October 23, 1996



The JPM Institutional Funds
60 State Street, Suite 1300
Boston, MA  02109

  Re:   Rule 24f-2 Notice

Ladies and Gentlemen:

  The JPM Institutional Funds (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts on November 4, 1992, as amended on January 29, 1993, June 24, 1993, December 16, 1993, March 8, 1994 and October 10, 1996
(as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.001 par value per share.

  The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article VI, Section 6.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article VI, Section 6.4 of the Declaration of Trust, the Trustees may issue shares of any series or class for such amount and type of consideration, including cash or property, and on such terms as they may deem best without action or approval of the shareholders.

  Pursuant to Article VI, Section 6.9, the Trustees established twenty-three separate series of shares designated "The JPM Institutional Treasury Money Market Fund", "The JPM Institutional Money Market Fund", "The JPM Institutional Tax Exempt Money Market Fund", "The JPM Institutional Short Term Bond Fund", "The JPM Institutional Bond Fund", "The JPM Institutional Tax Exempt Bond Fund", "The JPM Institutional Selected U.S. Equity Fund", "The JPM Institutional U.S. Stock Fund", "The JPM Institutional U.S. Small Company Fund", "The JPM Institutional International Equity Fund", "The JPM Institutional Diversified Fund", "The JPM Institutional International Bond Fund", "The JPM Institutional Emerging Markets



Washington, DC          Boston, MA                  Manchester, NH
__________________________________________________________________
 Hale and Dorr is a Partnership Including Professional Corporations

The JPM Institutional Funds
October 23, 1996
Page 2



Equity Fund", "The JPM Institutional New York Total Return Bond Fund", "The JPM Insitutional Asia Growth Fund", "The JPM Institutional Japan Equity Fund",
"The JPM Institutional European Equity Fund", "The JPM Institutional Disciplined Equity Fund", "The JPM Institutional Global Strategic Income Fund", "The JPM Institutional International Opportunities Fund", "The JPM Institutional Small Company Growth Fund", "The JPM Institutional Emerging Markets Debt Fund" and "The JPM Institutional Latin American Equity Fund".

  By vote adopted on November 2, 1992, the Trustees of the Trust authorized the officers of the Trust to issue to the public an indefinite number of shares of each series of the Trust for sale from time to time under the Securities Act of 1933, as amended (the "1933 Act").

  We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Trust has registered an indefinite number of shares of beneficial interest under the 1933
Act.

  We understand that you are about to file with the Securities and Exchange Commission a notice pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 399,292,041 shares of beneficial interest of the Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended August 31, 1996, consisting of 390,767,052 Shares of The JPM Institutional Tax Exempt Money Market Fund and 8,524,989 Shares of The JPM Institutional Tax Exempt Bond Fund.

  We have examined the Declaration of Trust, the By-laws, resolutions of the Board of Trustees, a certificate of an officer of the Trust to the effect that the Trust or its agent received consideration for each of the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

  For purposes of this opinion letter we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than The Commonwealth of Massachusetts. Further we express no opinion as

The JPM Institutional Funds
October 23, 1996
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to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

  Our opinion below, as it relates to the non-assessability of the Shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of the Trust; provided, however, that no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.

  We are of the opinion that all necessary Trust action precedent to the issuance of the Shares has been duly taken, and the Shares were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the 1940 Act and the applicable state laws regulating the sale of securities.

  We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.



                                      Very truly yours,


                                      /s/ Hale and Dorr
                                      Hale and Dorr